Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form N-2 No. 333-234798) of Oaktree Specialty Lending Corporation and in the related Prospectus of our report dated December 18, 2019 with respect to the consolidated financial statements of Senior Loan Fund JV I, LLC included in this Annual Report (Form 10-K/A) for the year ended September 30, 2019.

/s/ Ernst & Young LLP

Los Angeles, California
December 18, 2019